UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/13/2011

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34600

Delaware	26-2593535
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices, including zip code)

919-855-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2011, Oxygen Biotherapeutics, Inc. (the "Company") entered into new employment agreements with Chris Stern, the Company's Chairman and Chief Executive Officer, and Gerald Klein, the Company's Chief Medical Officer, and on May 19, 2011, the Company entered into a new employment agreement with Michael Jebsen, the Company's Chief Financial Officer (each an "Agreement").

Each Agreement supersedes all prior compensation arrangements with the applicable officer. The compensation paid under the Agreements remains substantially unchanged from the prior arrangements, except that: (i) with respect to Mr. Stern and Mr. Jebsen, the equity distributions included under the Agreements have been revised, (ii) with respect to Mr. Jebsen and Dr. Klein, the bonus structure has been changed from a fixed fee to a success-based bonus payment, and (iii) Dr. Klein's base salary has increased to reflect his transition from part-time to full-time employment.

Pursuant to Mr. Stern's Agreement, he will continue to receive as compensation (i) an annual base salary of $300,000, (ii) an annual cash bonus of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals), (iii) a fixed monthly automobile allowance of $800, (iv) a fixed payment to Mr. Stern's company, IFEM Management Consultants, Inc., of $2,500 per month for secretarial and related office support, and (v) participation in medical insurance, dental insurance, and other benefit plans on the same basis as the Company's other officers, or, in lieu of such participation, a payment equal to the Company's cost of providing medical and dental insurance to Mr. Stern. In addition to the foregoing, Mr. Stern was entitled to receive upon executing the Agreement 100,000 shares of restricted common stock of the Company, vesting quarterly over a three-year period, and he will now receive an annual grant of 16,800 shares of restricted common stock of the Company, vesting monthly over a 12-month period, which represents an increase of 3,800 shares annually from the prior agreement.

Pursuant to Mr. Jebsen's Agreement, he will continue to receive as compensation (i) an annual base salary of $210,000, (ii) a fixed monthly automobile allowance of $800, and (iii) participation in medical insurance, dental insurance, and other benefit plans on the same basis as the Company's other officers. Under the new Agreement, Mr. Jebsen will now receive an annual cash bonus consisting of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). In addition to the foregoing, Mr. Jebsen will now receive annual grants totaling 8,600 shares of restricted common stock of the Company, vesting over a 12-month period, of which 3,600 shares will only vest so long as he continues serving as the Company's Corporate Secretary. These awards of restricted stock replace awards of stock options that were provided under Mr. Jebsen's prior agreement.

Pursuant to Dr. Klein's Agreement, he will now receive an annual base salary of $240,000, which represents an increase of $55,000 from his prior base salary. He will also now receive an annual cash bonus of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). Dr. Klein will continue to receive as compensation (i) an annual grant of 7,500 shares of restricted common stock of the Company, vesting monthly over a 12-month period, (ii) a fixed monthly automobile allowance of $800, and (iii) participation in medical insurance, dental insurance, and other benefit plans on the same basis as the Company's other officers. In addition to the foregoing, Dr. Klein was entitled to receive upon executing the Agreement an immediately vested option to purchase 40,000 shares of the Company's common stock.

Each Agreement (i) is effective for a one-year term, and automatically renews for additional one-year terms, unless the Agreement is terminated in advance of renewal or either party gives notice at least 90 days prior to the end of the then current term of an intention not to renew, and (ii) provides that the Company will indemnify the applicable officer against any adverse tax consequences in connection with the Agreement or any prior employment agreement that may result from any non-compliance with Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended.

In addition, each Agreement provides that if the applicable officer is terminated without cause, if the officer terminates his employment for good reason, or if the Company elects not to renew the Agreement, the officer would be entitled to receive (i) one-year of base salary, (ii) an amount equal to the annual bonus that the officer would have received had 100% of goals been achieved, (iii) one-year of COBRA reimbursements or benefits payments, as applicable, and (iv) in the case of Mr. Stern, an additional payment of $40,000. Each officer's entitlement to these payments is conditioned upon his execution of a release of claims.

Mr. Stern's Agreement also provides that if he is terminated as an officer for any reason, he shall be deemed to have resigned from the Company's Board of Directors, effective as of the date of his termination as an officer. If such termination as an officer was without cause, was by Mr. Stern for good reason, or was as a result of the Company electing not to renew the Agreement, he would be entitled to receive an additional payment of $200,000 upon ceasing to serve on the Company's Board of Directors. This replaces a provision of Mr. Stern's prior agreement that entitled him to receive $200,000 in cash and 6,667 shares of common stock upon ceasing to be a director for any reason prior to expiration of the prior agreement.

For purposes of each Agreement: (i) "cause" includes (a) a material breach of the Agreement by the officer, (b) material misappropriation of Company property, (c) material failure to comply with Company policies, (d) use of illegal drugs or use of alcohol in a manner that interferes with the performance of the officer's duties, (e) dishonest or illegal action that is materially detrimental to the Company, and (f) failure to disclose material conflicts of interest, and (ii) "good reason" includes (a) a material reduction in base salary, (b) a material reduction of the officer's authority, duties or responsibility, (c) relocation of the officer's employment by more than 50 miles, (d) a material breach of the Agreement by the Company, or (e) a change in control of the Company, which means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (each as defined in the Internal Revenue Service regulations under Section 409A); provided, however, that the replacement of two or more directors of the Company within a 12-month period by new directors not endorsed by a majority of the Board of Directors prior to their appointment will also constitute a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: May 19, 2011	By:	/s/ Chris Stern
Chris Stern
Chief Executive Officer